EXHIBIT D-1

                          KEEGAN, WERLIN & PABIAN, LLP
                                ATTORNEYS AT LAW
                             21 CUSTOM HOUSE STREET
                        BOSTON, MASSACHUSETTS 02110-3525        TELECOPIERS:
                                    ------                     (617) 951-1354
                                (617) 951-1400                 (617) 951-0586


                                             February 1, 1999


Mary L. Cottrell, Secretary
Department of Telecommunications and Energy
100 Cambridge Street, 12th Floor
Boston, MA 02202

     Re: D.T.E. 99-19, Request for Approval of Rate Plan for Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company and Commonwealth Gas Company

Dear Secretary Cottrell:

     Enclosed for filing is a $100 filing fee and an original and nine (9) copies of the Joint Petition of Boston Edison Company ("Boston Edison"), Cambridge Electric Light Company ("Cambridge"), Commonwealth Electric Company ("Commonwealth Electric") and Commonwealth Gas Company ("Commonwealth Gas") (together, the "Joint Petitioners") for Approval of Rate Plan by the Department of Telecommunications and Energy (the "Department") pursuant G.L. c. 164, ss.
94. The Rate Plan is filed in conjunction with the merger of the Joint Petitioners' parent companies, BEC Energy and Commonwealth Energy System ("COM/Energy"). Also enclosed is a Motion for Protective Treatment for certain confidential materials included in the filing. The original filing and one copy include the materials for which the Joint Petitioners request protected treatment. The confidential information has been redacted from the remaining eight copies.

     The Joint Petitioners believe that this merger will provide a unique opportunity for the four companies to reduce costs while improving service to customers. The proposed Rate Plan is intended to permit the consummation of the merger in a way that will provide long-term value for customers, employees and shareholders. The consolidation and integration of utility operations will create economies of scale and synergies that will lower costs, diversify operations and improve the financial strength of the individual companies. This will lead to improved efficiency, lower-cost operations, better service for utility customers, and opportunities for employees in a more diversified company. Although the Rate Plan provides shareholders the opportunity to recover the up-front costs needed to achieve these customer benefits, the magnitude and permanence of the customer benefits will produce a value for customers that far outweighs the associated costs. The Joint Petitioners seek approval of the Rate Plan as consistent with the public interest pursuant to G.L. c. 164, ss. 94 and Department precedent. See NIPSCO-Bay State Acquisition, D.T.E. 98-31 (1998); Eastern-Essex Acquisition, D.T.E. 98-27 (1998); Mergers and Acquisitions, D.P.U. 93-167-A (1994).

     In the filing, the Joint Petitioners present the following testimony:

      Thomas J. May, President and Chief Executive Officer of BEC Energy and Boston Edison, provides a description of BEC Energy's decision to pursue this merger and an overview of how the Rate Plan is consistent with the Department's regulatory objectives and policies.

      Russell D. Wright, Chief Executive Officer of COM/Energy, Cambridge, Commonwealth Electric and Commonwealth Gas, provides a description of COM/Energy's decision to pursue this merger, explains how the merger benefits customers and describes various elements of the Rate Plan, including the four-year rate freeze, the allocation of net savings to customers and the service-quality plan for Cambridge, Commonwealth Electric and Commonwealth Gas.

      James J. Judge, Senior Vice President and Treasurer of Boston Edison, describes the merger transaction, describes various elements of the Rate Plan, including the recovery of merger-related cost and the service-quality plan for Boston Edison, and explains how approval of the proposed Rate Plan is consistent with the public interest and complies with Department precedent.

      Thomas J. Flaherty, National Partner - Energy Consulting and a partner in the Deloitte & Touche Consulting Group, LLC, describes and quantifies the projected cost savings that have been identified as resulting from the merger and compares those cost savings with other recent transactions.

      John Scott  Magrane,  Jr.,  Vice  President  in the Energy and Power Group
     (Investment Banking Division) of Goldman Sachs & Co., who provides financial advisory services to BEC Energy, reviews the recent history of mergers in the utility industry and discusses the manner in which this transaction fits into that framework.

     As described in the Joint Petition, Boston Edison, Cambridge, Commonwealth Electric and Commonwealth Gas respectfully request that the Department:

      Approve the proposed Rate Plan, pursuant to G.L. c. 164, ss. 94, as just and reasonable and consistent with the public interest; and

      Confirm that no transfer of the franchise rights of Boston Edison, Cambridge, Commonwealth Electric or Commonwealth Gas will result from the merger and related transactions, and therefore, no approval by the Massachusetts General Court is required under G.L. c. 164, ss. 21.


     Thank you for your attention to this matter.

                                                     Very truly yours,

                                                     /s/ Robert J. Keegan

                                                     Robert J. Keegan

Enclosures

cc:  Janet Gail Besser, Chair
     James Connelly, Commissioner
     W. Robert Keating, Commissioner
     Paul Vasington, Commissioner
     Eugene J. Sullivan, Jr., Commissioner
     Thomas Bessette, Acting General Counsel
     Kevin Brannelly, Director, Rates and Revenue Requirements Division
     George B. Dean, Assistant Attorney General, Regulated Industries Division David O'Connor, Commissioner, Division of Energy Resources

                          COMMONWEALTH OF MASSACHUSETTS

                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY




------------------------------------------
                                                     )
Boston Edison Company/Cambridge Electric Light       )
Company/Commonwealth Electric Company/               )           D.T.E. 99-19
Commonwealth Gas Company                             )
                                                     )
------------------------------------------


   JOINT PETITION OF BOSTON EDISON COMPANY, CAMBRIDGE ELECTRIC LIGHT COMPANY,
           COMMONWEALTH ELECTRIC COMPANY AND COMMONWEALTH GAS COMPANY
                            FOR APPROVAL OF RATE PLAN

     Now come Boston Edison Company ("Boston Edison"), Cambridge Electric Light Company ("Cambridge"), Commonwealth Electric Company ("Commonwealth Electric") and Commonwealth Gas Company ("Commonwealth Gas") (together, the "Joint Petitioners"), and respectfully move that the Department of Telecommunications and Energy (the "Department") approve the Joint Petitioners' Rate Plan, pursuant to G.L. c. 164, ss. 94. In addition, the Joint Petitioners request that the Department determine that no transfer of the franchise rights of Boston Edison, Cambridge, Commonwealth Electric or Commonwealth Gas will result from the merger and related transactions, and therefore, no approval by the Massachusetts General Court is required under G.L. c. 164, ss. 21.

     In support thereof, the Joint Petitioners state the following:

1. Boston Edison is a Massachusetts electric company providing retail service in Massachusetts, and is subject to the regulatory jurisdiction of the Department pursuant to G.L. c. 164, ss. 1.

2.   Cambridge and Commonwealth  Electric are Massachusetts  electric  companies
     providing  retail  service  in  Massachusetts,   and  are  subject  to  the
     regulatory jurisdiction of the Department pursuant to G.L. c. 164, ss. 1.

3. Commonwealth Gas is a Massachusetts gas company providing retail service in Massachusetts, and is subject to the regulatory jurisdiction of the Department pursuant to G.L. c. 164, ss. 1.

4. BEC Energy is a Massachusetts business trust established and existing under a Declaration of Trust dated March 25, 1997, with a principal place of business in Boston, Massachusetts. Boston Edison is a wholly owned subsidiary of BEC Energy.

5. Commonwealth Energy System ("COM/Energy") is a Massachusetts business trust organized under a Declaration of Trust dated December 31, 1926, as amended, with a principal place of business in Cambridge, Massachusetts. Cambridge, Commonwealth Electric and Commonwealth Gas are wholly owned subsidiaries of COM/Energy.

6. On December 5, 1998, BEC Energy and COM/Energy entered into an Agreement and Plan of Merger (the "Merger Agreement"), which is subject to necessary approvals of government regulatory agencies having jurisdiction, providing for a merger transaction among the companies. As a result of the Merger Agreement, the stock of BEC Energy and COM/Energy will be exchanged for shares in BEC NEWCo, Inc. ("NEWCo"), a new Massachusetts holding company.

7. The Merger Agreement is subject to expiration of the waiting period and the review of the United States Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. In addition, the Merger Agreement is subject to the approval of the Federal Energy Regulatory Commission (the "FERC") pursuant to the Federal Power Act, as amended, approvals of and filings with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 and the Public Utility Holding Company Act of 1935, as amended, and the Nuclear Regulatory Commission pursuant to
     Section 184 of the Atomic  Energy Act of 1954,  as  amended,  and 10 C.F.R.
     50.80. Department approval of the Merger Agreement is not required since the merger is not between electric or gas companies, which would otherwise be subject to Department approval in accordance with G.L. c. 164,ss. 96. However, the Rate Plan for Cambridge, Commonwealth Electric, Commonwealth Gas and Boston Edison is subject to the Department's review and approval pursuant to G.L. c. 164,ss. 94.

8. The Rate Plan is fully described in the testimony and supporting documentation filed by five witness: Thomas J. May, Chairman, President and Chief Executive Officer of BEC Energy (Exhibit TJM-1); Russell D. Wright, Chief Executive Officer of COM/Energy (Exhibit RDW-1); James J. Judge, Senior Vice President and Treasurer of Boston Edison (Exhibit JJJ-1); Thomas J. Flaherty, National Partner - Energy Consulting and partner in the Deloitte & Touche Consulting Group LLC (Exhibit TJF-1) and John S. Magrane, Jr., Vice President of Goldman, Sachs & Co. (Exhibit JSM-1).

9. The Rate Plan provides for: (1) a four-year distribution rate freeze; (2) the recovery of merger-related costs over 40 years; and (3) a service-quality plan that will ensure that there will be no degradation in the service quality provided to retail customers of regulated utility service.

10. The Rate Plan will provide customers with significant price stability, savings through the avoidance of likely increases in base rates, continued and improved quality of service and long-term rates that will be lower than those that would otherwise have to be paid by customers in the absence of the merger. The Rate Plan also includes the approval of a structure that will afford shareholders a reasonable opportunity to recover merger-related costs.

11. As discussed by Mr. Judge, the Rate Plan affects only the non-reconciling base rates under the jurisdiction of the Department. Accordingly, the rates for the three electric companies that reflect transition costs (including mitigation), transmission services regulated by the FERC, standard offer service and default service charges, are not covered by the Rate Plan and will not be affected by the rate freeze. Similarly for Commonwealth Gas, reconciling rate elements, like the cost of gas adjustment clause and local distribution adjustment clause, are not included in the Rate Plan.

WHEREFORE, the Joint Petitioners respectfully request that the Department:

     a. Approve the Rate Plan, pursuant to G.L. c. 164, ss. 94, as just and reasonable and consistent with the public interest.

     b. Confirm that no transfer of the franchise rights of Boston Edison, Cambridge, Commonwealth Electric or Commonwealth Gas will result from the merger and related transactions, and therefore, no approval by the Massachusetts General Court is required under G.L. c. 164, ss. 21.

     c.   Issue such other and further orders as may be necessary.

                                      Respectfully submitted,
                                      JOINT PETITIONERS:
                                      BOSTON EDISON COMPANY
                                      CAMBRIDGE ELECTRIC LIGHT COMPANY
                                      COMMONWEALTH ELECTRIC COMPANY
                                      COMMONWEALTH GAS COMPANY

                                      By their attorneys,



                                      --------------------------------
                                      Robert J. Keegan, Esq.
                                      Robert N. Werlin, Esq.
                                      Keegan, Werlin & Pabian, LLP
                                      21 Custom House Street
                                      Boston, MA  02202
                                      (617) 951-1400

                                      and

                                      BOSTON EDISON COMPANY

                                      By its attorneys,


                                      ------------------------------------
                                      Douglas S. Horan, Esq.
                                      Senior Vice President - Strategy and Law
                                      and General Counsel
                                      William S. Stowe, Esq.
                                      Boston Edison Company
                                      800 Boylston Street
                                      Boston, MA  02199
                                      (617) 424-2000

                                      and

                                      CAMBRIDGE ELECTRIC LIGHT COMPANY
                                      COMMONWEALTH ELECTRIC COMPANY
                                      COMMONWEALTH GAS COMPANY

                                      By their attorneys,


                                      ------------------------------------
                                      Michael P. Sullivan, Esq.
                                      Vice President, Secretary and General
                                      Counsel
                                      Richard J. Morrison, Esq.
                                      John Cope-Flanagan, Esq.
                                      COM/Energy Services
                                      One Main Street
                                      Cambridge, MA  02142
                                      (617) 225-4000